EXHIBIT 10.2

Stock Price Appreciation Incentive Plan

July 29, 2026

Background

As Crexendo continues to grow, it is imperative that we regularly execute our business plans and continue to get our story out there by attending investor conferences to increase shareholder value. We are confident that our efforts to get our story out to existing shareholders and new shareholders has played a large part in our recent increase in trading volume and stock price.  We all notice the volatility in our stock price on occasion, and it is even more important after there is heavy pressure on the stock price to reverse that course and get the stock price to regain momentum.  These efforts are an integral part of the executive management’s responsibility to increase visibility of Crexendo and increase shareholder value.  The Incentive Plan below is designed to reward the eligible officers if or when their efforts achieve certain stock price appreciation performance targets that will benefit all of our shareholders.

Eligible Officers

Since investor relations and shareholder responsibilities are solely handled by our CEO, COO, and CFO, this incentive plan will only be offered to Jeff Korn, Doug Gaylor and Ron Vincent.  The critical responsibility to interact with the investment banks, existing and future institutional shareholders, existing and future individual private investors, market makers, and Nasdaq and SEC officials all fall on these three individuals.

Incentive Plan

This incentive plan is designed to reward eligible officers only if certain Crexendo share price thresholds are met.  Since these incentives are only earned if the thresholds are met, the plan specifically aligns the executive bonus plan with shareholder value.  Many public companies have similar incentive grants in place for their senior named executive officers tied to share price increase as it is easily justified to reward the named executive officers if their performance significantly increases shareholder value in the organization.

The proposed stock price performance targets and associated RSU awards are highlighted below as part of this incentive plan:

$8.00 Share Price - 10,000 RSUs per participant	$14.50 Share Price - 10,000 RSUs per participant
$8.50 Share Price - 10,000 RSUs per participant	$15.00 Share Price - 10,000 RSUs per participant
$9.00 Share Price - 10,000 RSUs per participant	$15.50 Share Price -10,000 RSUs per participant
$9.50 Share Price -10,000 RSUs per participant	$16.00 Share Price -10,000 RSUs per participant
$10.00 Share Price -10,000 RSUs per participant	$16.50 Share Price -10,000 RSUs per participant
$10.50 Share Price -10,000 RSUs per participant	$17.00 Share Price -10,000 RSUs per participant
$11.00 Share Price -10,000 RSUs per participant	$17.50 Share Price -10,000 RSUs per participant
$11.50 Share Price -10,000 RSUs per participant	$18.00 Share Price -10,000 RSUs per participant
$12.00 Share Price -10,000 RSUs per participant	$18.50 Share Price -10,000 RSUs per participant
$12.50 Share Price -10,000 RSUs per participant	$19.00 Share Price -10,000 RSUs per participant
$13.00 Share Price -10,000 RSUs per participant	$19.50 Share Price -10,000 RSUs per participant
$13.50 Share Price -10,000 RSUs per participant	$20.00 Share Price -10,000 RSUs per participant
$14.00 Share Price -10,000 RSUs per participant	$20.50 Share Price -10,000 RSUs per participant

Each threshold will be considered met, if any of the share price performance targets are met or exceeded during the trading day for at least fifteen (15) trading days during a twenty (20) trading day period.  For example, if the stock price popped to $11 and maintained that level for at least 15 trading days during a 20-day trading period, the $9.50, $10.00, $10.50 and $11 performance targets would all be considered met and exceeded and thus all four RSU grants would be awarded. The RSUs awarded will vest quarterly over a 12-month period.

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Re-Achievement of Performance Target

Notwithstanding any provision of this Plan to the contrary, if an Award has previously been granted upon the achievement of a specified Stock Price Performance Target, and thereafter the Company's Common Stock price closes below such Stock Price Performance Target for a period of not less than ninety (90) consecutive trading days, the applicable Stock Price Performance Target shall be eligible to be earned again, subject to the following conditions:

Sustained Decline in Stock Price. The closing price of the Company's Common Stock must remain below the applicable Stock Price Performance Target for at least ninety (90) consecutive trading days.

Analyst Earning Estimates. During the Company's previous two quarters immediately preceding the subsequent achievement of the Stock Price Performance Target, the Company must have met or exceeded the median of the earnings estimates (including, if applicable, revenue and earnings per share estimates) published by recognized independent securities analysts covering the Company.

Following satisfaction of both of the requirements above, the Stock Price Performance Targets previously achieved are available for re-achievement.

Incentive Plan Term

The Stock Price Appreciation Incentive Plan is a three-year plan that the Compensation Committee has the right to amend or cancel annually on the anniversary of the plan effective date.

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